Brooktrout Shareholders Approve Acquisition by EAS Group

NEEDHAM, Mass., October 20, 2005 - Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New NetworkTM, announced today that Brooktrout shareholders have voted to adopt the merger agreement under which EAS Group, Inc., the privately held parent of Excel Switching Corporation, will acquire Brooktrout. At a Special Meeting held today, holders of approximately 74% of Brooktrout’s common stock approved the merger agreement. Brooktrout and EAS Group entered into a definitive agreement on August 18, 2005, under which EAS Group agreed to pay $13.05 in cash for each outstanding share of Brooktrout common stock. The parties expect to complete the transaction on October 24, 2005.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, Massachusetts, delivers communications hardware and software products that enable applications for the New NetworkTM — a Network born through the marriage of the telephone and data networks. Brooktrout’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets. Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout’s common stock is traded publicly on the NASDAQ National Market under the symbol BRKT. For more information, visit http://www.brooktrout.com/investor.

About Excel Switching Corporation

Founded in 1988, Excel Switching Corporation is a leading provider of carrier-class media gateways, media servers, signaling gateways, and enhanced service platforms for original equipment manufacturers, value-added resellers, and service providers. As a profitable company with more than 8,500 systems deployed in more than 80 countries, Excel addresses carrier needs for profitable applications by delivering a family of platforms that bridge fixed, mobile, and IP networks, thereby lowering costs, improving call quality, and simplifying network operations. By working closely with its partners, Excel supplies service providers with highly reliable, localized solutions designed to meet their immediate and future needs. For more information, visit www.excelswitching.com.